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				 UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			    WASHINGTON, D. C. 20549
				  SCHEDULE 13G

		   UNDER THE SECURITIES EXCHANGE ACT OF 1934)
			 (AMENDMENT NO.             )*

			      TELEPAD CORPORATION
				(Name of Issuer)

			  COMMON STOCK ($.01 PAR VALUE)
			 (Title of Class of Securities)

				    87943E106
				 (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securi-ties described in Item 1; and (2) has filed no amendment subsequent thereto re-porting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the dis-closures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   87943E106                 13G                     Page 2 of 2 Pages

1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	  Ronald L. Drake   and   Carolyn C. Drake

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
							      (b) [ ]
3    SEC USE ONLY

4    CITIZENSHIP OR PLACE OF ORGANIZATION
	  USA

		 5    SOLE VOTING POWER
NUMBER OF               123,295   (Ronald L. Drake - Keogh)
SHARES                   18,900   (Carolyn C. Drake - IRA)
BENEFICIALLY     6    SHARED VOTING POWER
OWNED BY                877,705   (Ronald L. and Carolyn C. Drake - Joint)
EACH
REPORTING        7    SOLE DISPOSITIVE POWER
PERSON                  123,295   (Ronald L. Drake - Keogh)
WITH                     18,900   (Carolyn C. Drake - IRA)
		 8    SHARED DISPOSITIVE POWER
			877,705   (Ronald L. and Carolyn C. Drake - Joint)

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	  1,019,900

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	  Not Applicable

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	  8.4%

12   TYPE OF REPORTING PERSON*
	  IN - Individual


ITEM 10.          CERTIFICATION.

		  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


				   SIGNATURE

	 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 29, 1998                By: /s/  Ronald L. Drake
					/s/  Carolyn C. Drake

ITEM 1(A).   NAME OF ISSUER:                 TELEPAD Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
		  380 Herndon Parkway
		  Herndon, Virginia 20170

ITEM 2(A).   NAME OF PERSON FILING:          Ronald L. Drake
					     Carolyn C. Drake

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
		  5 P Street, SW
		  Washington, DC 20024

ITEM 2(C).   CITIZENSHIP:                    USA

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:   Common stock, $.01 par value

ITEM 2(E).   CUSIP NUMBER:                   87943E106

ITEM 3.                                      Not Applcable

ITEM 4.      OWNERSHIP
	     (a)   Amount Beneficially Owned:   816,209
	     (b)   Percent of Class:       8.4%
	     (c)   Number of shares as to which such person has:
		  (i)   sole power to vote or direct the vote
			123,295   (Ronald L. Drake - Keogh)
			 18,900   (Carolyn C. Drake - IRA)
		  (ii)  shared power to vote or direct the vote
			877,705   (Ronald L. and Carolyn C. Drake - Joint)
		  (iii) sole power to dispose or direct the disposition of
			123,295   (Ronald L. Drake - Keogh)
			 18,900   (Carolyn C. Drake - IRA)
		  (iv)  shared power to dispose or direct the disposition of
			877,705   (Ronald L. and Carolyn C. Drake - Joint)

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.   Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

		  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

		  Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

		  Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.   Not applicable.